Execution Version
FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of July 25, 2022 (this “First Supplemental Indenture”), to the Indenture (defined below) by and between Plantronics, Inc., a Delaware corporation (the “Company”), Polycom, Inc., a Delaware corporation (the “Guarantor”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national association under the laws of the United States, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of March 4, 2021 (the “Indenture”), under which the Company has issued the 4.750% Senior Notes due 2029 (the “Notes”);

WHEREAS, on March 25, 2022, the Company entered into a definitive agreement (the “Merger Agreement”) with HP Inc., a Delaware corporation (“HP”), pursuant to which a subsidiary of HP will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of HP (the “Merger”).
WHEREAS, in connection with the Merger, HP has offered to exchange (the “Exchange Offer”) any and all outstanding Notes for up to $500,000,000 aggregate principal amount of new notes to be issued by HP and cash, upon the terms and subject to the conditions set forth in the confidential exchange memorandum and consent solicitation statement dated June 27, 2022 (as amended and supplemented from time to time, the “Offering Memorandum and Consent Solicitation Statement”);

WHEREAS, in connection with the Merger and on behalf of the Company, HP has also solicited consents (the “Consent Solicitation” and, together with the Exchange Offer, the “Exchange Offer and Consent Solicitation”) from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Offering Memorandum and Consent Solicitation Statement and set forth in Article II of this First Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver, where permissible, by HP of the conditions to the Exchange Offer and Consent Solicitation and the acceptance for purchase by the Company of the Notes validly tendered and not withdrawn pursuant to the Exchange Offer and Consent Solicitation;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that, subject to certain exceptions noted therein, the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, the Company has received and caused to be delivered to the Trustee evidence of the consents from Holders of at least a majority of the outstanding aggregate principal amount of Notes to effect the Proposed Amendments under the Indenture (the “Requisite Consent Condition”);

WHEREAS, the Company is undertaking to execute and deliver this First Supplemental Indenture to delete or amend, as applicable, certain provisions and covenants in the Indenture in connection with the Exchange Offer and Consent Solicitation;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the Company and the Guarantor, and all other acts and requirements necessary to make this First Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein (including satisfaction of the Requisite Consent Condition) have been duly taken.

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01    Capitalized Terms.
Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Indenture, as applicable.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

Section 2.01    Proposed Amendments to the Indenture.

(a)    The Indenture shall hereby be amended by deleting the following Sections or Clauses of the Indenture and all references and definitions related solely thereto in their entirety, except to the extent otherwise provided below, and these Sections and Clauses shall be of no further force and effect, and shall no longer apply to the Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

Section 4.02 (Reports)

Section 4.05 (Limitation on Restricted Payments)

Section 4.07 (Limitation on Incurrence of Indebtedness)

Section 4.08 (Limitation on Transactions with Affiliates)

Section 4.09 (Limitation on Liens)

Section 4.11 (Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries)

Section 4.13 (Change of Control)

Section 4.14 (Limitation on Asset Sales)

Section 4.15 (Future Subsidiary Guarantors)

Section 4.18 (Limitation on Creation of Unrestricted Subsidiaries)

Section 4.19 (Further Assurances)

Section 5.01 (Merger, Consolidation and Sales of Assets)

Section 6.01(a)(iii), (iv), (v), (vi), (vii) and (viii) (Events of Default)

(b)    The failure to comply with the terms of any of the Sections or Clauses of the Indenture set forth in clause (a) above shall no longer constitute a default or Event of Default under the Indenture and shall no longer have any consequence under the Indenture.

ARTICLE THREE

MISCELLANEOUS

Section 3.01    References.

References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified.

Section 3.02    Ratification of Indenture.

The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. To the extent not expressly amended or modified by this First Supplemental Indenture, the Indenture shall remain in full force and effect.

Section 3.03    Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, THIS FIRST SUPPLEMENTAL INDENTURE, OR THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of its obligations under the Indenture, this First Supplemental Indenture, or the Notes, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but the Company shall not be prevented from removing any such action or proceeding from a state court to the United States District Court for the Southern District of New York). The Company agrees that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

Section 3.04    Severability.

In case any provision in this First Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05    Successors.

All agreements of the Company and the Guarantor in the Indenture, this First Supplemental Indenture, and the Notes shall bind their successors. All agreements of the Trustee in the Indenture and this First Supplemental Indenture shall bind its successors.

Section 3.06    Effectiveness and Operative Date.

This First Supplemental Indenture shall become effective and binding upon execution by all parties hereto. Notwithstanding the foregoing sentence, the Proposed Amendments to the Indenture set forth in Section 2.01 hereof shall become operative only upon the consummation and settlement of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement (such date, the “Operative Date”), including the condition that the Merger shall have been consummated. The Company shall promptly provide the Trustee with written notice (which can be by email) of the occurrence of the Operative Date or, in the alternative, the termination of the First Supplemental Indenture in the event the Exchange Offer and Consent Solicitation is terminated or withdrawn after the date hereof.

Section 3.07    Endorsement and Change of Form of Notes.

Any Notes authenticated and delivered after the close of business on the date that this First Supplemental Indenture becomes effective may be affixed to, stamped, imprinted, or otherwise legended by the Trustee, with a notation as follows:

“The First Supplemental Indenture, under which certain restrictive covenants in the Indenture are (or will be) eliminated and certain other provisions are (or will be) eliminated or modified as set forth therein, is effective as of July 25, 2022. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.08    Counterparts.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This First Supplemental Indenture may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Supplemental Indenture by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this First Supplemental Indenture hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. The Company and Guarantor each agrees to assume all risks arising out of the use of using Electronic Signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties, other than risks relating to or arising from the gross negligence or willful misconduct of the Trustee.

Section 3.09    Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES, OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.10    Trustee.

The Trustee assumes no duties, responsibilities or liabilities under this First Supplemental Indenture other than as set forth in the Indenture. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[Signature pages follow]

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.
PLANTRONICS, INC.

By: /s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Executive Vice President, Chief Financial
Officer

GUARANTOR:

POLYCOM, INC.

By: /s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Financial Officer, Treasurer and
Director

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By /s/ David Jason
Name: David Jason
Title: Vice President

[Signature Page to First Supplemental Indenture]